Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE —

NEWPAGE ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

MIAMISBURG, Ohio – May 6, 2010 – NewPage Corporation (NewPage) today announced its results of operations for the first quarter of 2010. Net sales were $817 million in the first quarter of 2010 compared to $722 million in the first quarter of 2009, an increase of $95 million, or 13 percent. The increase in net sales in the first quarter of 2010 resulted primarily from higher sales volumes, partially offset by lower average paper prices during the quarter. Net sales in the first quarter of 2009 were affected by decreased advertising spending and magazine and catalog circulation that was largely attributable to general economic factors and inventory reductions by customers.

Net loss attributable to NewPage was $(175) million in the first quarter of 2010 compared to $(109) million in the first quarter of 2009. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $15 million in the first quarter of 2010 compared to $55 million in the first quarter of 2009. The decline in Adjusted EBITDA resulted from pricing deterioration of over $100 million, partially offset by improved volume, deflation on chemical and energy input costs, and the recognition of $13 million of income from alternative fuel mixture tax credits as income recognition criteria was met during the quarter.

“During the first quarter of 2010, we saw a significant rebound in sales volumes as customer demand increased and advertising began to recover. The industry experienced a 19 percent increase in coated paper sales volumes in the first quarter of 2010 compared to the first quarter last year,” said Tom Curley, NewPage President and Chief Executive Officer. “At NewPage, our coated paper sales volume increased 27 percent for the first quarter of 2010, and we gained market share. Our total sales volumes were up 31 percent compared to the first quarter of 2009, largely driven by improved coated paper demand. We believe improved sales demand indicates that our industry is prepared for significantly improved results for the remainder of 2010.”

The following schedule details key performance and cost metrics for the first quarter:

	First Quarter
	2010	2009
Core paper sales volume – 000s tons	792	668
Price per ton of core paper	$858	$965
Market downtime - 000s tons	39	149
Gross margin (loss) %	(3.9)%	0.3%
SG&A expense - % of net sales	6.1%	6.4%

“NewPage ended the first quarter with $13 million of cash and announced asset sales with the potential to generate an additional $150 million of cash,” said David J. Prystash, Senior Vice President and Chief Financial Officer for NewPage. “In addition, our liquidity improved to $247 million at the end of the first quarter of 2010, up from $224 million at year end 2009, a $23 million improvement. We ended the quarter with no borrowings outstanding on our revolver as a result of the issuance of the additional $70 million of First Lien Notes and working capital improvements during the first quarter of 2010. While we envision continued recovery in 2010, we have taken the steps necessary to provide available liquidity that will allow us to deal with a slower recovery than we presently anticipate.”

Gross margin (loss) deteriorated to (3.9) percent for the first quarter of 2010 from 0.3 percent for the first quarter of 2009, primarily as a result of lower sales prices.

Interest expense in the first quarter of 2010 was $97 million compared to $67 million in the first quarter of 2009. The increase was primarily due to higher interest rates on outstanding debt.

“We see 2010 as a recovery year with sales demand improving. The increase in market share along with a better mix of product sales and our announced price increases will improve margins. We are staying focused on servicing our customers with quality products, and keeping our machines running efficiently,” added Curley. “Our continuing efforts at improving productivity will help us to offset higher input costs.”

NewPage, together with other paper companies and the United Steelworkers Union, is continuing to pursue the antidumping and countervailing duty cases filed last year against Chinese and Indonesian imports of coated sheet products. “Our goal is to restore a coated paper marketplace in which everyone can compete fairly,” said Mark A. Suwyn, NewPage Chairman. “We commend the U. S. Department of Commerce for its preliminary countervailing and dumping duty determinations against certain coated paper imports from China and Indonesia. The successful resolution of these cases will help create the level playing field needed for us to continue to make investments in our plants, equipment and people.”

Conference Call

The NewPage First Quarter 2010 Conference Call and Webcast is scheduled for today, May 6, 2010, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-244-4629 (toll-free domestic) or 703-639-1176 (international), conference ID 1413359. A replay of the call can be accessed via telephone 888-266-2081 (toll-free domestic) or 703-925-2533 (international), access code 1413359. The replay will be available starting at 2:00 p.m. (ET) on May 6, 2010, and will remain available until midnight (ET) on June 10, 2010.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Quarter Ended March 31, 2010 and 2009

(in millions)

	2010	2009
Net sales	$817	$722

Cost of sales	849	720
Selling, general and administrative expenses	49	46
Interest expense	97	67
Other (income) expense, net	(3)	—

Income (loss) before income taxes	(175)	(111)
Income tax (benefit)	—	(3)

Net income (loss)	(175)	(108)
Net income (loss)—noncontrolling interests	—	1

Net income (loss) attributable to NewPage	$(175)	$(109)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

March 31, 2010 and December 31, 2009

(in millions)

	2010	2009
ASSETS
Cash and cash equivalents	$13	$5
Accounts receivable, net	254	296
Inventories	592	602
Other current assets	22	23

Total current assets	881	926

Property, plant and equipment, net	2,896	2,965
Other assets	117	114

TOTAL ASSETS	$3,894	$4,005

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$195	$230
Other current liabilities	318	238

Total current liabilities	513	468

Long-term debt	3,050	3,030
Other long-term obligations	485	493
Commitments and contingencies

EQUITY (DEFICIT)
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	799	791
Accumulated deficit	(697)	(522)
Accumulated other comprehensive loss	(256)	(255)

Total equity (deficit)	(154)	14

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,894	$4,005

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Quarter Ended March 31, 2010 and 2009

(in millions)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(175)	$(108)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	68	70
Non-cash interest expense	12	7
(Gain) loss on disposal and impairment of assets	6	4
Deferred income taxes	—	(4)
Non-cash U.S. pension (income) expense	9	12
Equity award expense	8	3
Changes in operating assets and liabilities	68	(54)

Net cash provided by (used for) operating activities	(4)	(70)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(11)	(15)
Proceeds from sales of assets	11	22

Net cash provided by (used for) investing activities	—	7

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	67	—
Payment of financing costs	(4)	—
Loans to parent companies	—	(2)
Repayments of long-term debt	—	(20)
Borrowings on revolving credit facility	124	302
Payments on revolving credit facility	(176)	(219)

Net cash provided by (used for) financing activities	11	61

Effect of exchange rate changes on cash and cash equivalents	1	1

Net increase (decrease) in cash and cash equivalents	8	(1)
Cash and cash equivalents at beginning of period	5	3

Cash and cash equivalents at end of period	$13	$2

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)

First Quarter Ended March 31, 2010 and 2009

(in millions)

	2010	2009
Net income (loss) attributable to NewPage	$(175)	$(109)
Plus:
Interest expense	97	67
Income tax (benefit)	—	(3)
Depreciation and amortization	68	70

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$(10)	$25

Plus:
Equity awards	8	3
(Gain) loss on disposal and impairment of assets	6	4
Non-cash U.S. pension expense	9	12
Integration and related severance costs	2	11

Adjusted EBITDA	$15	$55

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) attributable to NewPage has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.